Exhibit 21

The Chefs’ Warehouse, Inc.

Subsidiaries of the Registrant

Entity Name	State of Organization
Dairyland USA Corporation	New York
Dairyland HP LLC (1)	Delaware
Bel Canto Foods, LLC (1)	New York
Chefs’ Warehouse Parent, LLC	Delaware
The Chefs’ Warehouse Mid-Atlantic, LLC (2)	Delaware
The Chefs’ Warehouse West Coast, LLC (2)	Delaware
The Chefs’ Warehouse of Florida, LLC (2)	Delaware

(1)	Dairyland HP LLC and Bel Canto Foods, LLC are wholly-owned by Dairyland USA Corporation, which is wholly-owned by The Chefs’ Warehouse, Inc.
(2)	The Chefs’ Warehouse Mid-Atlantic, LLC, The Chefs’ Warehouse West Coast, LLC and The Chefs’ Warehouse of Florida, LLC are wholly-owned by Chefs’ Warehouse Parent, LLC, which is wholly-owned by The Chefs’ Warehouse, Inc.